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Exhibit 4.1

GUCCI GROUP N.V.

AMENDED AND RESTATED
INCENTIVE STOCK OPTION PLAN

l.      Purpose of the Plan.

        This Amended and Restated Gucci Group N.V. Incentive Stock Option Plan (the "Plan") is established as of December 17, 2002 by Gucci Group N.V., a company organized under the laws of the Netherlands (the "Company"). This Plan replaces in its entirety the Amended and Restated Gucci Group N.V. Incentive Stock Option Plan dated September 19, 2001. The Plan is established for two principal purposes as set forth below.

  a.
  To Facilitate the Issuance of Shares by the Exercise of Options Granted Pursuant to Incentive Stock Option Plans of Subsidiaries of the Company.

        Whereas, the Company holds indirectly all of the issued share capital of multiple operating companies and the Company is also the holding company for other operating subsidiaries (together, the "Subsidiaries"); and

        Whereas, the Company desires to increase the value of its shareholdings in the Subsidiaries; and

        Whereas, the Company completed its initial public offering on October 27, 1995, and a second public offering on April 3, 1996, and the common shares are traded on the New York Stock Exchange and on the Official Market of the Amsterdam Stock Exchange; and

        Whereas, the Company is aware that the Subsidiaries desire to adopt incentive stock option plans ("Subsidiary ISO Plans"); and

        Whereas, the Company is aware that, pursuant to the Subsidiary ISO Plans, the subsidiaries desire to grant to their employees, directors and consultants (provided that such consultants are not Dutch residents and that such grant is in compliance with the laws of the jurisdiction in which the Options (as hereinafter defined) are granted) (the "ISO Optionees") options ("Options") or stock appreciation rights ("SARs") for such number of the Company's shares ("Shares") as may be determined by the Supervisory Board of the Company from time to time, in order to attract, retain and motivate the ISO Optionees by providing for or increasing their proprietary interest in the Company; and

        Whereas, the Company acknowledges that by providing for or increasing the ISO Optionees' proprietary interest in the Company, the ISO Optionees should be encouraged to increase the value of such interest by providing quality services to the Subsidiaries, and, consequently, the value of the Company's interest in the Subsidiaries would increase; and

        Whereas, the Company has acknowledged and agreed to the terms of the Subsidiary ISO Plans heretofore approved and adopted, and would agree to substantially similar terms for other operating subsidiaries' incentive stock option agreements; and

        Whereas, the Company has also resolved to reserve for issuance of such number of Shares as may be determined by the Supervisory Board of the Company from time to time, to facilitate the issuance of its Shares to the ISO Optionees pursuant to the exercise of Options under the terms of the Subsidiary ISO Plans.

        Now, therefore, in order to increase the value of its shareholdings in the Subsidiaries, the Company has adopted this Plan, which includes the Subsidiary ISO Plans, in order to facilitate the issuance of its Shares directly to the ISO Optionees pursuant to their exercise of Options and SARs under the Subsidiary ISO Plans.

  b.
  Authorization to Grant Options to Acquire Shares to the Supervisory Directors of the Company.

        Whereas, the Company desires to attract, retain and motivate its members of the Supervisory Board of the Company and employees who are not also employees of a subsidiary of the Company ("the NV ISO Optionees") by providing for or increasing their proprietary interest in the Company; and

        Whereas, pursuant to this Plan, the Company is authorized to grant to the NV ISO Optionees Options and SARs for such number of Shares as may be determined by the Supervisory Board of the Company from time to time, (less the number of Shares that may be subject to Options or SARs granted under the Subsidiary ISO Plans).

        Now, therefore, the Company has established this Plan to grant to the NV ISO Optionees Options and SARs for such number of Shares as may be determined by the Supervisory Board of the Company from time to time (less the number of Shares that may be subject to Options or SARs granted under the Subsidiary ISO Plans). This Plan provides for the grant of Options that qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), as well as Options that do not so qualify ("Non-Qualified Options"), and for the grant of SARs.

2.    Shares Subject to the Plan.

        The maximum number of Shares that may be subject to Options or SARs granted under the Subsidiary ISO Plans or this Plan shall not, in the aggregate, exceed that number of Shares as is determined by the Supervisory Board of the Company from time to time, subject to adjustment under Section 12 hereof. Accordingly, the Company hereby reserves for issuance that number of Shares as is determined by the Supervisory Board of the Company from time to time, to be issued pursuant to the exercise of Options under the Subsidiary ISO Plans and this Plan.

        It shall be the responsibility of the Committee (as hereinafter defined) to establish procedures to ensure that the total number of Options and SARs granted under the Subsidiary ISO Plans and this Plan do not exceed the grant of rights for that number of Shares as is determined by the Supervisory Board of the Company from time to time. In no event shall an Option or SAR be granted pursuant to the Subsidiary ISO Plans or this Plan without the consent of the Committee. The execution of a stock option agreement by a Committee representative shall be conclusive evidence of the Committee's consent.

        The Shares that may be subject to Options granted under the Subsidiary ISO Plans or under this Plan may be authorized and unissued Shares or Shares reacquired by the Company, or any subsidiary of the Company, and held as treasury stock. Shares that are subject to the unexercised portions of any Options that expire, terminate or are cancelled, and Shares that are subject to any SARs that expire, terminate or are cancelled shall again be available for the grant of Options or SARs under the Plan. Any Option or portion thereof that is surrendered shall terminate, and the Shares theretofore subject to the Option or portion thereof shall not be available for further use under the Plan.

3.    Shares Subject to Stock Option Agreement.

        All Shares issuable or transferable under Options or SARs granted pursuant to this Plan may be subject to a stock option agreement between a Participant (as hereinafter defined) and the Company and may be subject to other agreements as the Supervisory Board of the Company (the "Board") or the Committee may deem appropriate. In addition, all Shares issuable or transferable under Options or SARs granted pursuant to the Subsidiary ISO Plans may be subject to a stock option agreement between a Participant under those plans and the respective subsidiary and may be subject to other agreements as the Committee under those plans may deem appropriate. Pursuant to both the Subsidiary ISO Plans and this Plan, a copy of the stock option agreement and any other agreements, if required, shall be executed by the recipient of an Option or SAR at, or as soon as practicable after, the time of grant, and, notwithstanding Section 4, may be executed by any one member of the Committee or by a representative of the Committee.

4.    Administration of the Plan.

        The Plan shall be administered by a committee (the "Committee") consisting of two or more outside directors, as such term is defined in Section 162(m) of the Code, appointed by the Board. If no persons are designated by the Board to serve on the Committee, the Plan shall be administered by the Board and all references herein to the Committee shall refer to the Board. The Board shall have the discretion to add, remove or replace members of the Committee and shall have the sole authority to fill vacancies on the Committee.

        If the Committee consists of two persons, its actions shall be authorized by the consent of both Committee members. If the Committee consists of more than two persons, its actions shall be authorized by either a majority vote at a duly called meeting or by written consent of all Committee members. The Committee shall have sole authority and absolute discretion to (a) adopt, amend and rescind any rules and regulations to construe and interpret the Plan, the stock option agreements, other agreements, and other instruments evidencing Options and SARs granted under the Plan and (b) make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and conclusive upon the NV ISO Optionees. Notwithstanding the foregoing, any dispute arising under any stock option agreement shall be resolved pursuant to the dispute resolution mechanism set forth in such stock option agreement or other agreement.

        Subject to the express provisions of this Plan, the Committee shall determine the number of Shares subject to grants or sales and the terms thereof, including the provisions relating to the exercisability of Options and SARs, lapse and non-lapse of restrictions upon the Shares obtained or obtainable under the Plan and the termination or forfeiture of Options and SARs under the Plan. The Company shall not grant Options to any one person such that the total number of Shares subject to Options granted to such person pursuant to the Plan and the Subsidiary ISO Plans in any one year would exceed one-half the number of Shares reserved for issuance hereunder. The terms upon which Options and SARs are granted shall be evidenced by the written stock option agreement executed by the Company and the Participant to whom such Options or SARs are granted.

        No member or former member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option or SAR granted under it. Each member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against all costs or expenses (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such member's or former member's own fraud or bad faith. Indemnification shall be in addition to any rights of indemnification the member or former member may have as a director or under the articles of association of the Company.

5.    Eligibility; Date of Grant.

        Persons who shall be eligible for direct grants of Options or SARs hereunder ("NV ISO Optionees"), not including participants in the Subsidiary ISO Plans, shall be those managing directors of the Company, members of the Supervisory Board of the Company and employees of the Company (who are not also employees of a subsidiary of the Company) who are members of its management committee or are officers, senior executives, senior managers or managers of the Company and those Consultants of the Company (provided that such Consultants are not Dutch residents and that such grant is in compliance with the laws of the jurisdiction in which the Options or SARs are granted) that the Committee may from time to time designate to participate under the Plan ("Participants") through grants of Non-Qualified Options, Incentive Stock Options and, if applicable, SARs.

6.    Terms and Conditions of Options.

        All terms and conditions shall be determined by the Supervisory Board of the Company or the Committee. No Option shall be granted for a term of more than ten years. Options may, in the discretion of the Committee, be granted with associated SARs or be amended so as to provide for associated SARs. The Agreements may contain such other terms, provisions and conditions as may be determined by the Committee as long as such terms, conditions and provisions are not inconsistent with the Plan. The Committee shall designate as such those Options intended to be eligible to qualify and be treated as Incentive Stock Options and, correspondingly, those Options not intended to be eligible to qualify and be treated as Incentive Stock Options.

7.    Exercise of Options Granted Under Subsidiary ISO Plans.

        In accordance with the terms of the Subsidiary ISO Plans, ISO Optionees thereunder may be instructed (a) to transfer the entire exercise price of an Option directly to the Company or the entire exercise price directly to the subsidiary, or (b) to transfer a portion of the exercise price directly to the Company and the remainder directly to the subsidiary. In the event that Shares held by the Company in treasury are made available in connection with the exercise of any option, the Company shall receive the full exercise price of such options. In the event that the ISO Optionee transfers the entire exercise price to the subsidiary, the subsidiary shall forward all or a portion of such exercise price to the Company on behalf of the ISO Optionee, and such portion shall in no event be less than the nominal value of the Shares subject to the exercise of the Option. An NV ISO Optionee shall exercise his or her Option in accordance with the terms of his or her stock option agreement. Upon receipt by the Company of the appropriate portion of the exercise price attributable to a particular Option, the Company shall issue or transfer the Shares attributable to the exercise of the Option directly to the particular ISO Optionee or NV ISO Optionee.

8.    Exercise Price of Options Granted under NV ISO Plan.

        The exercise price for each Option or SAR granted under this Plan shall be as determined by the Committee and may be adjusted in accordance with Section 12 of this Plan and shall be set forth in the stock option agreement. Notwithstanding the foregoing, the per Share exercise price of an Option shall in no event be less than the per share nominal value of the Shares subject to the Option.

        Except as otherwise provided herein, payment for Shares acquired upon exercise of any Option granted hereunder shall be in cash, cashier's check, certified bank check, or by wire transfer at the time of exercise (or at such later date as may be permitted or required under the relevant stock option agreement or other agreements), except that, if either the stock option agreement so provides or the Committee so permits, and if the Company is not then prohibited from doing so, such payment may be made in whole or in part with shares of stock of the same class as the stock then subject to the Option.

        The Committee also may on an individual basis permit payment by other lawful alternative means, including by delivery of an executed exercise notice together with irrevocable instructions to a broker promptly to deliver to the Company or to the relevant subsidiary the amount of sale or loan proceeds required to pay the exercise price.

9.    Nontransferability.

        Unless provided otherwise in the stock option agreement, any Option or SAR granted under this Plan shall by its terms be nontransferable by the Participant other than by will or the laws of descent and distribution (in which case such descendant or beneficiary shall be subject to all terms of the Plan applicable to Participants) and is exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

10.  Incentive Stock Options.

        The provisions of the Plan are intended to facilitate the grant of options that satisfy the requirements set forth in Section 422 of the Code and the regulations promulgated thereunder (including the aggregate fair market value limits set forth in Section 422(d) of the Code) with respect to Incentive Stock Options granted under the Plan. If an Option is granted with the intention to satisfy the requirements set forth under Section 422 of the Code, then for so long as required under Section 422 of the Code and the regulations promulgated thereunder (or any successor statute or rules) during the term of the Plan, the aggregate fair market value of the Shares with respect to which Incentive Stock Options are first exercisable by an NV ISO Optionee during any calendar year shall not exceed $100,000. For the purpose of this section, the fair market value of the Shares shall be determined at the time the Incentive Stock Option is granted.

11.  Share Appreciation Rights.

        The Committee may, under such terms and conditions as it deems appropriate, grant SARs to any NV ISO Optionee which may or may not be associated with Options. Upon exercise of an SAR, the Participant shall be entitled to receive payment of an amount equal to the excess of the fair market value, as defined by the Committee, of the underlying Shares on the date of exercise over the SAR's exercise price. Such payment may be made in additional Shares valued at their fair market value on the date of exercise or in cash, or partly in Shares and partly in cash, as the Committee may designate. The Committee may require that any SAR shall be subject to the condition that the Committee may at any time in its absolute discretion not allow the exercise of such SAR.

12.  Adjustments.

        In the event of any one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, extraordinary dividends, distributions or similar events, an appropriate adjustment shall be made in the number, exercise or sale price or type of shares or securities for which Options or SARs may thereafter be granted under the Plan. The Committee also shall designate the appropriate changes that shall be made in Options or SARs under the Plan, so as to preserve the value of any such Options or SARs. The Committee may do so either at the time the Option or SAR is granted or at the time of the event causing the adjustments. Any adjustment in outstanding Options or SARs shall be made without changing the aggregate exercise price applicable to the unexercised portions of such Options or SARs.

13.  Duration of Plan.

        Options or SARs may not be granted under this Plan after September 30, 2005 unless otherwise determined by the Committee.

14.  Amendment and Termination of this Plan.

        The Board may at any time amend, suspend or terminate that portion of this Plan relating to the grant of Options or SARs to members of the Supervisory Board, members of the Management Board, employees or consultants and that portion of the Plan that relates to any Options or SARs not then granted pursuant to the Subsidiary ISO Plans. The Committee may amend the Plan or any stock option agreement entered into with respect to any Option or SAR granted hereunder to the extent necessary for any Option or SAR granted under the Plan to comply with applicable tax or securities laws. No Option or SAR may be granted during any suspension of the Plan or after the termination of the Plan. No amendment, suspension or termination of the Plan or of any stock option agreement issued hereunder shall, without the written consent of the affected holder of such Option or SAR, materially and adversely alter or impair any rights or obligations in any Option or SAR theretofore granted to such holder under the Plan.

15.  Nature of Plan.

        This Plan is intended to constitute an unfunded arrangement for a select group of NV ISO Optionees.

16.  Cancellation of Options.

        Any Option or SAR granted under this Plan may be cancelled at any time with the written consent of the holder, and a new Option or SAR may be granted to such holder in lieu thereof.

17.  Withholding Taxes.

        Whenever Shares are to be issued or transferred with respect to the exercise of Options or amounts are to be paid or income earned with respect to SARs under this Plan, the Committee in its discretion may require the Participant to remit to the Company, prior to the issuance or transfer of such Shares or the payment of any such amounts, all or any part of the amount determined in the Committee's discretion to be sufficient to satisfy any federal, state, local or other withholding tax obligations that the Company or its counsel determines may arise with respect to such exercise, issuance, transfer or payment. Pursuant to a procedure established by the Committee or as set forth in the stock option agreement, the Participant may (a) request the Company to withhold delivery of a sufficient number of Shares or a sufficient amount of the Participant's compensation or (b) deliver a sufficient number of previously issued Shares, to satisfy the withholding obligation.

GUCCI GROUP N.V.
By:	Domenico De Sole Managing Director

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  Exhibit 4.1
GUCCI GROUP N.V. AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN